                                                                    EXHIBIT 12.1



                    PARK'N VIEW, INC.
                    COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES





                                                        PERIOD FROM
                                                       SEPTEMBER 18,
                                                       1995 (DATE OF                                 NINE MONTHS ENDED
                                                       INCORPORATION)                                     MARCH 31,
                                                        TO JUNE 30,      YEAR ENDED         ----------------------------------
                                                           1996         JUNE 30, 1997           1997                  1998
                                                      --------------    -------------       ------------          ------------
Net loss                                               $ (1,961,237)     $(6,045,020)       $ (4,122,026)         $ (8,120,352)

Preferred stock dividends                                   (21,370)        (852,850)           (522,172)           (1,781,960)

Amortization of preferred stock
Issuance costs                                                   --          (64,432)            (41,986)             (197,893)
                                                       ------------      -----------          ----------          ------------
Deficiency of earnings to fixed charges
and preferred stock dividend requirements (1)          $ (1,982,607)     $(6,962,402)        $(4,685,593)         $(10,100,195)
                                                       ============      ===========          ==========          ============

(1) Because of the Company's historic losses, the Company has experienced a deficiency of earnings to fixed charges throughout its existence. Fixed charges consist of preferred stock dividends and amortization of preferred stock issuance costs.